Aspen Group files 2002 results

OKLAHOMA CITY, Oklahoma August 20, 2003 -- Aspen Group Resources Corporation, (TSX: ASR, OTCBB: ASPGF) (“Aspen” or the “Company”), filed its financial results for the twelve month period ended December 31, 2002. As announced on May 14, 2003, Aspen received a filing extension from the Ontario Securities Commission to file the annual financial statements due to a complete network storage malfunction that affected the Company’s accounting system in Oklahoma City. Aspen reports its results in US dollars.

For the twelve-month period ended December 31, 2002, Aspen reported a net loss of $17 million or $0.45 per share on revenue of $7.8 million. The net loss is substantially the result of $9.8 million in write-downs and provisions taken as part of Aspen’s new management team’s effort to return the Company to profitability. Aspen’s new management team took over control of the Company in late October of 2002. The write-downs/provisions include:

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A previously disclosed $7 million write down on a portion of its petroleum and natural gas assets, which have been determined by Aspen’s new management team to be uneconomic to develop.

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A $625 thousand provision for the write down of Aspen's Canadian subsidiary's investment in Cubacan Exploration Inc.

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A $920 thousand loss provision on the sale of present and future sale of non-core assets.

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A $1.2 million write down of materials, supplies, inventory and prepaid expenses.

Net production in the twelve-month period averaged 1500 boe/d (barrel of oil equivalent/day, 6:1 conversion). Aspen reported audited proven reserves of approximately 6 million boe with an estimated present value of $45 million.

Comparative summary results for the twelve-month period ended December 31, 2002 are shown in the following tables. The 2002 results include operations from Aspen’s wholly owned Canadian subsidiary, Aspen Endeavour Resources Inc., whose acquisition was completed on March 6, 2002. Additional information is contained in the Company’s audited financial statements, which are available for review in the SEDAR database.

August 20, 2003

Aspen Group Resources Corporation

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Consolidated Audited Summary Balance Sheet as at

(In US Dollars)

        Dec 31, 2002           Dec 31, 2001

	(audited)	(audited)
Assets
Current assets	$5,758,071	$3,236,669
Proved oil and gas properties (net of depletion)	44,967,314	49,638,972
Property, equipment and other assets (net of depreciation)	1,810,939	3,191,390
Total Assets	$52,536,324	$56,067,031

Liabilities and Stockholders’ Equity
Accounts payable and accrued interest and expenses	$7,119,338	$3,117,613
Current maturities of long-term debt	16,197,027	5,820,077
Long-term debt, net of current maturities	1,075,777	12,848,399
Provision for Site Restoration	264,522	-
Deferred Income Taxes	81,053	-
Stockholders’ Equity	27,798,607	34,280,942
Total Liabilities and Stockholders’ Equity	$52,536,324	$56,067,031

 Consolidated Summary Statements of Operations

(In US Dollars) audited

For the year ended December 31, 2002, six-months ended December 31, 2001 and year ended June 30, 2001*

		Dec 31, 2002		Dec 31, 2001		June 30, 2001
Total Revenue		$7,834634		$4,253,081		$10,549,274
Expenses
Production, operating		5,121,525		2,215,222		3,141,365
General, administrative		4,937,057		1,142,015		2,015,210
Depreciation, depletion		11,304,036		1,304,520		2,241,146
Impaired assets write-down		1,214,528		-		-
Total expenses		$22,577,146		$4,661,757		$7,397,721

Net earnings (loss) and provisions		$(15,656,642)		$(869,420)		$2,100,746
		(17,009,828)		(869,420)		2,100,746
Net earnings (loss) after tax	$		$		$
		(.45)		(.04)
Net earnings (loss) per share	$		$			$.11

Weighted average number of shares		37,420,390		19,582,323		18,783,941

* Aspen changed its yearend from June 30 to December 31 in 2002.

August 20, 2003

Aspen Group Resources Corporation

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Aspen Group Resources Corporation is an independent oil and natural gas producer engaged in the acquisition, exploration, production and development of oil and natural gas properties in the Mid Continent Region in the US and the Western Canadian Basin in Canada. Aspen’s shares trade on The Toronto Stock Exchange under the symbol ASR and on the OTCBB under the symbol ASPGF.

Additional information on Aspen Group Resources Corporation is available from:

Kevin O’Connor

877-775-8734

koconnor@aspengroupresources.com

-or-

Carla Driedger

carla.driedger@cmt.net

Corporate Secretary

403-777-9152